Exhibit 99

           Tel-Instrument Electronics Corp Announces Year End Results

     CARLSTADT, N.J.--(BUSINESS WIRE)--June 22, 2004--Tel-Instrument Electronics Corp today announced its financial results for the year ended March 31, 2004:


                                           Years Ended March 31,
                                        2004                 2003

Sales                               $10,704,029           11,861,387
Net Income Before Taxes                 593,793            1,706,786
Provision For Income Taxes              230,883              702,796
Net Income                          $   362,910            1,003,990
Net Income Per Share, Diluted       $      0.16                 0.47
Weighted Average Shares
    Outstanding, Diluted              2,257,575            2,139,681

     For the year ended March 31, 2004 total sales decreased 9.8% from $11,861,387 to $10,704,029. Net income before taxes decreased 65.2% to $599,793.
The decrease in sales is primarily attributed to the reduced shipments of the AN/APM-480 to the U.S Navy and delays in other government procurement programs. As of March 31, 2004, 1,153 units of the AN/APM-480 have been shipped and the remaining 147 units of the total 1,300 unit order will be shipped in fiscal year 2005, a significant number of which will be shipped in the first quarter of 2005. This decline in government sales was partially offset by an increase in commercial sales, primarily as a result of the introduction of the TR-220/210 family of products.
     The Company continues to invest heavily in new product development in order to meet the expected demands of its customers and to remain one of the leaders in the industry. Engineering, research, and development expenditures increased 35% for the year ended March 31, 2004, and represented 20% of total sales for the current fiscal year as compared to 14% for the prior fiscal year. These technical expenditures were directed to the continued development of the next generation of IFF test sets, development of a multi-function commercial bench tester (TB-2100), development of a foundation technology for future products, and incorporation of other product enhancements. The Company believes that most of the AN/APM-480's will need to be upgraded in the future to accommodate the next generation of IFF testing.
     Additionally, initial costs in connection with the recently acquired Innerspace Technology, Inc. (ITI) contributed toward the lower income for the year. The acquisition of ITI in January 2004 was the Company's first step in its strategy to pursue growth and diversification through acquisitions and alliances of compatible businesses or technologies. The Company is attempting to increase ITI's sales by expanding distribution and increased marketing and product development.
     Exploration of new product opportunities in other government and commercial markets continues in an attempt to broaden both of the Company's product lines
     This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
     Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
     Newly acquired Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
     The Company's stock is traded in the American Stock Exchange under the symbol TIK.

     CONTACT: Tel-Instrument Electronics Corp
              Mr. Joseph P. Macaluso, 201-933-1600